Exhibit 99.1

Urban Commercial Zero-Emission Vehicle Company Lightning eMotors to List on New York Stock Exchange Through Merger with GigCapital3, Inc.

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Lightning eMotors is the leading innovator in the US commercial medium-duty Electric Vehicle (“EV”) market with proprietary vehicle control software, EV chassis integration software and analytics, along with custom products including DCFC mobile charging solutions, and a host of commercial-EV focused IP

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Lightning eMotors is the market share leader in Class 3-7 zero-emission vehicles and is the only manufacturer with a full line of battery and fuel cell zero-emission commercial vehicles on the road with blue-chip customers, serving a worldwide annual total addressable market of $67 billion

•	Production expected to reach 20,000 medium duty commercial electric vehicles by 2025

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High revenue visibility with 100% of projected 2021 revenue of $63 million and 25% of 2022 projected revenue of $354 million under firm purchase orders as of today, and strong line of sight to $2 billion in projected 2025 revenue, including $1 billion from existing fleet customers

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Transaction supported by $125 million of gross proceeds from the issuance of equity and convertible financings in a Private Investment in Public Equity (PIPE) transaction, including a commitment from BP Technology Ventures and other leading institutional investors

•	Pro forma implied equity value of the merger is approximately $823 million

•	For a brief video tour of Lightning eMotors’ Loveland facility please click here

LOVELAND, Colo. (Dec. 10, 2020) – Lightning eMotors (“Lightning eMotors” or the “Company”), a leading provider of complete electrification solutions for commercial fleets, and GigCapital3, Inc. (“GIK” or “GigCapital3”) (NYSE: GIK), a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced they have entered into a definitive agreement for a business combination that will result in Lightning eMotors becoming a publicly listed company. Upon closing of the transaction, the combined operating company will be named Lightning eMotors, Inc. and will be listed on the New York Stock Exchange under the ticker symbol ZEV.

Lightning eMotors is a high-growth electric vehicle manufacturer focused on urban commercial zero-emission vehicles. Lightning eMotors is the only operator with a full range of Class 3-7 battery-electric and fuel cell electric vehicles in production today, addressing the large and growing fleet electrification market. The Company’s unique modular architecture, software-enabled platform, and integration capabilities provide a scalable, cost-effective solution to a highly segmented and customized market. Lightning eMotors’ complete electrification solutions cover medium- and heavy-duty vocational vehicles including ambulances, delivery trucks, bucket trucks, food trucks, school buses and coach buses, among others. Lightning eMotors’ significant time-to-market advantages over competitors have enabled the Company to capture a diverse base of blue-chip fleet customers, including Fluid Trucks, ABC Companies, ACE Parking and California State Hospitals. Currently, Lightning eMotors has a contracted order backlog of approximately 1,500 vehicles for delivery in 2021 and 2022, including the world’s first fuel cell electric Class 6 truck. Lightning eMotors has the country’s largest commercial zero-emission fleet vehicle manufacturing facility in the U.S. with annual production capacity of 1,000 vehicles today and expanding to 3,000 in 2021 and over 20,000 by 2025.

Lightning eMotors’ co-founder and chief executive officer Mr. Tim Reeser said, “Today marks an important step forward in Lightning eMotors’ mission to lead the commercial medium-duty zero-emission vehicle market. Over the last 12 years, Lightning eMotors has built its modular hardware and software platform, partnering with fleets all over the U.S. to develop best-in-class zero-emission battery-electric and fuel cell electric commercial solutions. With an estimated worldwide annual total addressable market opportunity of $67 billion for Class 3-7 vehicles, we see tremendous demand from fleets to transition their commercial vehicles from internal combustion engines to zero-emission solutions at an attractive total cost of ownership, even without state and federal grants. With municipal regulations creating zero-emission zones in 30-plus cities worldwide and corporate mandates for zero emissions at many of the largest fleet operators in the world, Lightning eMotors is poised to capitalize on the regulatory and social shift to environmentally friendly commercial vehicles. We are excited to partner with GigCapital3 and leverage their extensive entrepreneurial, operational, and capital markets expertise, as we scale the business as a public company. The capital raised in this transaction will enable Lightning eMotors to accelerate its growth plans and fulfill significant demand from our customers, including some of the most recognizable transportation, public safety, and e-commerce companies in the United States.”

“GigCapital3 is thrilled to partner with Lightning eMotors, using our Private-to-Public Equity (PPE)™ platform, where GigCapital3 brings its management’s well-recognized and decades-long technology public-market operational and entrepreneurial expertise to enable the successful transition of a high-growth EV company like Lightning eMotors to a publicly traded entity,” said Dr. Raluca Dinu, founding managing partner of GigCapital Global and board member of GigCapital3. “Tim and his exceptional management team have successfully built out a proprietary, cost-efficient modular architecture, which is scalable and protected by robust IP that is far ahead of its competition. As a public company, Lightning eMotors will have a stronger capital structure to invest in capacity expansion, develop additional technology—both organically and through acquisitions. The combination of Lightning eMotors and GigCapital3 brings unique, attractive, and promising opportunities to all stockholders and stakeholders, while substantiating our commitment to support one of the highest impact mega-trends of our lifetime, electrification of mobility solutions. We look forward to working with the Lightning eMotors team to build the industry leading zero-emission commercial EV company.”

Leadership Team

The combined company will be led by Mr. Tim Reeser, who has founded and managed multiple technology and cleantech companies; Mr. Bill Kelley, Lightning eMotors’ chief technology officer and chief operating officer, an automotive industry veteran with more than 35 years of automotive engineering and manufacturing experience at Borg Warner; and Ms. Teresa Covington, who will be its chief financial officer and who has 25 years of public company finance experience at automotive, defense and aerospace companies. The Lightning eMotors team has already shown its ability to deliver by successfully bringing products to market and capturing a dominant share in a nascent but rapidly growing industry. Mr. Robert Fenwick-Smith and Dr. Avi Katz will serve as co-chairmen of the board of directors of the combined company, which will include an additional seven members, including Mr. Reeser, Dr. Raluca Dinu, Mr. Ted Senko, Mr. Neil Miotto and a member to be named by BP Technology Ventures at a later date. Mr. Senko and Mr. Miotto, who is the current chairman of the GigCapital3 audit committee, will serve as independent directors and audit committee members. Collectively, these seven individuals will nominate the remaining two independent members of the board.

Transaction Overview

Pursuant to the business combination, GigCapital3 will acquire Lightning eMotors through a reverse merger. The business combination values Lightning eMotors at approximately $823 million pro forma equity value, at $10.00 per share. The transaction will be funded by (i) the issuance of approximately $539 million in new common stock of GigCapital3 to current holders of Lightning eMotors securities, (ii) cash from the GigCapital3 trust account of approximately $202 million, assuming no redemptions by GigCapital3’s stockholders, and (iii) Transaction supported by $125 million of gross proceeds from the issuance of equity and convertible financings in a Private Investment in Public Equity (PIPE) transaction, including a commitment from BP Technology Ventures and other leading institutional investors. Following the transaction and after the payment of transaction expenses, Lightning eMotors is expected to add over $270 million of cash to its balance sheet. Assuming no redemptions of GigCapital3 shares, the current holders of Lightning eMotors securities will hold approximately 66% of the issued and outstanding shares of common stock immediately following the close of the transaction.

The boards of directors of both Lightning eMotors and GigCapital3 have unanimously approved the proposed business combination, which is expected to be completed in the first half of 2021, subject to, among other things, the approval by GigCapital3’s stockholders, satisfaction of the conditions stated in the definitive agreement, including regulatory approvals, and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”).

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by GigCapital3 with the SEC and available at www.sec.gov. Additional information about the proposed transaction will be described in GigCapital3’s registration statement relating to the merger, which it will file with the SEC.

Advisors

BofA Securities, Inc. is serving as exclusive financial advisor, and King & Spalding LLP is serving as legal advisor to Lightning eMotors. Oppenheimer & Co. Inc., Nomura Securities International, Inc., and BofA Securities, Inc. are serving as joint placement agents on the equity and convertible financing, and Mayer Brown is serving as legal counsel to the placement agents. Oppenheimer & Co. Inc. and Nomura Greentech are serving as joint financial advisors to GigCapital3. DLA Piper LLP (US) is serving as legal advisor to GigCapital3. ICR, LLC is serving as communications advisor for Lightning eMotors.

Investor Webcast

Lightning eMotors and GigCapital3 will host a joint webcast today, December 10, 2020 at 4:15pm ET to discuss the business and transaction. To listen to the webcast, go to https://lightningemotors.com.

About Lightning eMotors

Lightning eMotors provides complete electrification solutions for commercial fleets – from Class 3 cargo and passenger vans to Class 6 work trucks, Class 7 city buses, and Class 8 motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures electric vehicles to support the wide array of fleet customer needs, with a full suite of telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency.

For more information, please visit https://lightningemotors.com and follow us at @LightningeMtrs on Twitter, Lightning eMotors on LinkedIn and @LightningeMotors on Instagram.

About GigCapital Global and GigCapital3, Inc.

GigCapital Global (“GigCapital”) is a Private-to-Public Equity (PPE) technology, media, and telecommunications (TMT) focused investment group led by an affiliated team of technology industry corporate executives and entrepreneurs, and TMT operational and strategic experts in the private and public markets, including substantial, success-proven M&A and IPO activities. The group deploys a unique Mentor-Investors™ methodology to partner with exceptional TMT companies, managed by dedicated and experienced entrepreneurs. The GigCapital Private-to-Public Equity (PPE) companies (also known as blank check companies or Special Purpose Acquisition Companies (SPACs)) offer financial, operational and executive mentoring to U.S. and overseas private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of GigCapital with these companies continues through an organic and roll-up strategy growth post the transition to a public company. GigCapital was launched in 2017 with the vision of becoming the lead franchise in incepting and developing TMT Private-to-Public Equity (PPE) companies. For more information, visit www.gigcapitalglobal.com or https://www.GigCapital3.com/.

GigCapital3, Inc. (NYSE: GIK, GIK.U, and GIK.WS), is one of GigCapital’s Private-to-Public Equity (PPE) companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transactions and GigCapital3. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination, and future business plans of the Lightning eMotors and GigCapital3 management teams, including Lightning eMotors’ revenue growth and financial performance, facilities, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of GigCapital3 and/or Lightning eMotors in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Lightning eMotors and GigCapital3 as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Lightning eMotors or GigCapital3 will be those that the parties have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital3 stockholders will approve the transaction, the ability of the post-combination company to meet the NYSE listing standards, product and service acceptance and that Lightning eMotors will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigCapital3’s filings with the SEC, and in GigCapital3’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigCapital3 and/or Lightning eMotors as of the date hereof, and GigCapital3 and Lightning eMotors assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed business combination, GigCapital3 intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of GigCapital3, and after the registration statement is declared effective, GigCapital3 will mail a definitive proxy statement/prospectus relating to the proposed business combination to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Additional information about the proposed business combination and related transactions will be described in GigCapital3’s Current Report on Form 8-K and combined proxy statement/prospectus relating to the proposed business combination and the respective businesses of GigCapital3 and Lightning eMotors, which GigCapital3 will file with the SEC. The proposed business combination and related transactions will be submitted to stockholders of GigCapital3 for their consideration. GigCapital3’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with GigCapital3’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination and related transactions, because these materials will contain important information about Lightning eMotors, GigCapital3 and the proposed business combination and related transactions. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of GigCapital3 as of a record date to be established for voting on the proposed business combination and related transactions.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by GigCapital3, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital3, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

Lightning eMotors, GigCapital3 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital3’s stockholders in respect of the proposed business combination and related transactions. Information regarding GigCapital3’s directors and executive officers is available in its final prospectus filed with the SEC under Rule 424(b)(4) on May 15, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the preliminary and definitive proxy statements/prospectus related to the proposed business combination and related transactions when it becomes available, and which can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

For Lightning eMotors

Joe Koenig

joe@makeideasreality.com

Katie Creaser

PressRelations@lightningemotors.com

Investor Relations

Ashish Gupta / Michael Callahan

InvestorRelations@lightningemotors.com

For GigCapital3 Investor / Media Relations:

Darrow Associates

Jim Fanucchi, (408) 404-5400

Jordan Darrow, (512) 551-9296

ir@GigCapital3.com